Exhibit 99.1

New Jersey Mining Receives Favorable Results from Initial Heap Leach Testing of Gold Mineralization

Wishes a happy retirement to Del Steiner

COEUR D'ALENE, Idaho, July 11, 2019 (ACCESSWIRE) -- New Jersey Mining Company (CSE/OTCQB: NJMC) (“NJMC” or the “Company”) announced favorable results from an in-house column leach test of lower-grade gold mineralized material from the footwall of the Idaho Fault at the Golden Chest Mine in Murray, Idaho.

NJMC Vice President, Grant Brackebusch, “The test achieved 89% gold recovery after just 11 days of leaching.  As demonstrated by these results, the oxidized footwall material in the current open pit at the Golden Chest is readily amenable to heap leaching and the time required to achieve maximum gold recovery is relatively short.  We intend to conduct additional column tests of other mineralized material at the Golden Chest Mine so we can fully assess the potential economic benefits of processing lower grade mineralized material.”

The column leach results shown in the graph below reflect gold recovery over time for the test.  Gold dissolution was relatively quick as the recovery approached 90% after 8 days of leaching.

New Jersey Mining Company   *    201 N. 3rd Street   *    Coeur d’Alene, Idaho 83814

NJMC VP of Exploration, Rob Morgan continued, “The results from this test reflect favorably for not only the Golden Chest property, but the Murray Gold Belt in general. We feel the ability to bulk process lower-grade material in this manner is a potential game changer within the district and sets the stage for an entirely new focus of future exploration programs.  The rock package evaluated in this process remains largely un-tested as prior drilling targeted surface and underground material of sufficient grade for shipping to the mill.”

Senior Geologist, John Etienne, collected 30 kilograms of mineralized material from the 1012 bench of the current open pit. The representative sample material was gathered near blasthole 1012-136 (1.32 gpt Au) and blasthole 1012-123 (1.33 gpt Au). The sample came from the oxidized footwall rock below the Idaho Vein in the current open pit.  This material is described as a mix of massive quartz vein, silica-flooded quartzite, and sericitically altered siltite containing quartz stringers.

The sample was delivered to the lab where it was crushed and split to reduce the mass for the column test.  Samples of the mineralized material were then taken for head assays and the pregnant solution was weighed daily and those samples were also submitted for assay.  All assays were performed by American Analytical of Osburn, Idaho.  After the leaching was completed, the column was rinsed with barren solution and the residue (tailings) was sampled and assayed for gold.

As shown in the metallurgical balance test table below, gold recovery was 88.8% and the calculated head grade was 1.186 gpt which correlates well with the the assayed head grade.

Metallurgical Balance Test Summary				Summary Statistics
Product	Sample Quantity (g)	Assay (gpt)	Gold Weight (mg)	Gold Recovery	88.80%
Pregnant Solution	20,987	0.864	18.15	Calculated Head	1.186 gpt
Tailings	17,236	0.133	2.29	Assayed Head	1.330 gpt
Total			20.44	Reagent Additions
				Portland cement	6.4 kg/tonne
				NaCN	0.96 kg/tonne

New Jersey Mining Company   *    201 N. 3rd Street   *    Coeur d’Alene, Idaho 83814

Happy Trails

NJMC President and CEO, John Swallow, wishes to announce “that after a long and storied career dedicated to the junior exploration industry, Board Member Delbert Steiner is retiring. As such, effective July 11, 2019, Mr. Steiner will resign as Chairman of the Board.  Del has been a valued and key member of the Board and the NJMC team as the we resumed operations at the Golden Chest Mine and expanded our land holdings in North-Central Idaho.  As Del is fond of saying… ‘we ride for the brand’.  That phrase personifies “The New Jersey Way” and reflects the type of unspoken support needed to tackle each challenge as they appeared in front of us (or as they gained from behind).”

We wish Del a happy 75th birthday and the very best in his retirement - as he continues doing what he says he does best… being the boss (he only says that when Ellie isn’t around).

Del Steiner (Last of the Jedi):  Looking to the future – AND –

Wishing he hadn’t put off getting that knee replacement.

New Jersey Mining Company   *    201 N. 3rd Street   *    Coeur d’Alene, Idaho 83814

Qualified person

NJMC's Vice President, Grant A. Brackebusch, P.E. is a qualified person as such term is defined in National Instrument 43-101 and has reviewed and approved the technical information and data included in this press release.

Production decisions are not based on a comprehensive feasibility study of mineral reserves, as a result there are increased uncertainties and economic/technical risks with production decisions.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in North Idaho, where it is producing gold at its Golden Chest Mine. Gold was first discovered in the Coeur d’Alene District within the Murray Gold Belt in 1879, but by 1888 mining declined as the center of activity and demand for labor shifted to the Silver Valley following the discovery of the Bunker Hill, Sunshine, Lucky Friday, and other iconic regional mines. The rebirth of the long-forgotten Murray Gold Belt has been led by NJMC, as evidenced by production from open-pit and underground operations at the Golden Chest Mine, its extensive land package and superior knowledge of the district gained from current development and production, and ongoing exploration activities.

NJMC has established a high-quality, early to advanced-stage asset base in three historic mining districts of Idaho and Montana, which includes the currently producing Golden Chest Mine. The Company’s objective is to use its considerable in-house skill sets to build a portfolio of mining and milling operations, with a longer-term vision of becoming a mid-tier producer. Management is shareholder focused and owns more than 15-percent of NJMC stock.

The Company’s common stock trades on the OTC-QB and CSE Market under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such factors include, among others, the risk that column testing will result in successful heap leach processing of lower grade gold mineralization or prove to be an economic benefit, the risk the Company is unable to obtain sufficient funds necessary for expansion or the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company   *    201 N. 3rd Street   *    Coeur d’Alene, Idaho 83814